Exhibit 99.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This Amendment No. 1 to License Agreement (“Amendment No. 1”) is entered into effective as of January 1, 2013 (“Amendment Effective Date”) by and among the following:

Alcon Pharmaceuticals Ltd., a company organized and existing under the laws of Switzerland, having its principal place of business at Route des Arsenaux 41, 1701 Fribourg, Switzerland;

CIBA Vision Corporation, a Delaware corporation, having its headquarters at 11460 Johns Creek Parkway, Duluth, Georgia 30097-1518; and

CooperVision, Inc., a New York corporation, having its headquarters at 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588-3772

The Parties hereby agree as follows:

1. Capitalized terms used but not defined in this Amendment No. 1 shall have the meaning provided in the License Agreement.

2. “License Agreement” as used herein shall mean that certain License Agreement entered into by the Parties having an Effective Date of November 19, 2007.

3. The first sentence of Section 3.01 of the License Agreement shall be deemed amended as of the Amendment Effective Date, such that CooperVision shall pay royalties to Alcon Pharmaceuticals Ltd. (instead of CIBA Vision AG) during the remaining term of the License Agreement of [*] of the Net Sales of CooperVision Licensed Products. The Parties acknowledge and agree, for purposes of clarity, that the foregoing royalty rate shall apply to Net Sales of CooperVision Licensed Products that occur on or after the Amendment Effective Date of January 1, 2013.

4. This Amendment No. 1 shall constitute an amendment of the License Agreement entered into in accordance with Section 12.05 of the License Agreement.

5. Nothing contained in this Amendment No. 1 shall be deemed to grant, or construed as granting, any license of any kind not contained in the License Agreement as of the Effective Date of November 19, 2007.

6. Except as expressly set forth herein, the License Agreement shall continue in full force and effect, in accordance with the terms and conditions set forth therein.

7. This Amendment No. 1 may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages. any of which may be executed by less than all of the Parties, provided that each Party executes at least one such duplicate or duplicate signature page. A copy of an executed original of this Amendment No. 1 shall be admissible in evidence for all purposes in any legal proceeding as between the Parties.

[SIGNATURE PAGE FOLLOWS]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Each of the Parties has caused this Amendment No. 1 to be executed by its respective duly-authorized officer as of the Amendment Effective Date.

ALCON PHARMACEUTICALS LTD.

By:	/s/ George Bates
Title:	Head of Finance, APL
Date:	12/21/12

By:	/s/ Lawrence St. John
Title:	Attorney-in-Fact
Date:	12/21/12

CIBA VISION CORPORATION

By:	/s/ Gregg C. Brown
Title:	Vice President, IP Legal
Date:	12/21/12

COOPERVISION, INC.

By:	/s/ Carol R. Kaufman
Title:	VP
Date:	12/21/12